EXHIBIT 32

Rule 13a-14(a) Certification

The undersigned officer certifies that, to the best of my knowledge and belief, this report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Huayue Electronics, Inc.

A signed original of this written statement required by Section 906 has been provided to Huayue Electronics, Inc. and will be retained by Huayue Electronics, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Date: October 20, 2015	/s/Isaac H. Sutton
Isaac H. Sutton
Chief Executive Officer
(Principal Executive Officer and Principal Financial Officer)